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 EXCLUSIVE LICENSE AGREEMENT

for MSK's technology

“Novel Compounds for Inhibition of Id”

TABLE OF CONTENTS

PREAMBLE

ARTICLES:

1

DEFINITIONS

2

GRANT

3

SUBLICENSES

4

DUE DILIGENCE

5

PAYMENTS

6

REPORTS AND RECORDS

7

PATENT PROSECUTION

8

ENFORCEMENT OF PATENT RIGHTS

9

CONFIDENTIALITY

10

INDEMNIFICATION AND PRODUCT LIABILITY

11

REPRESENTATIONS AND WARRANTIES

12

EXPORT CONTROLS

13

NON-USE OF NAMES

14

PUBLICATION

15

ASSIGNMENTS

16

TERMINATION

17

NOTICES AND OTHER COMMUNICATIONS

18

MISCELLANEOUS PROVISIONS

Exhibit A

LICENSED RIGHTS – PATENT RIGHTS AND KNOW-HOW

Exhibit B

LICENSEE DEVELOPMENT PLAN

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This Agreement (the “Agreement”) is effective on the date of the last signature below ("Effective Date"), and is by and between Memorial Sloan Kettering Cancer Center (hereinafter referred to as “MSK”), a New York not-for-profit corporation with principal offices at 1275 York Avenue, New York, NY 10065, and AngioGenex, Inc., a corporation with principal offices located at 425 Madison Ave Suite 902 New York N.Y. 10017("LICENSEE"). MSK and LICENSEE are sometimes referred to singly as “Party” and collectively as “Parties”.

WITNESSETH

WHEREAS, MSK owns certain Licensed Rights (as later defined herein) and desires to have the Licensed Rights utilized in the public interest;

WHEREAS, LICENSEE desires to obtain a license to the Licensed Rights to commercially develop the Licensed Rights through a thorough, vigorous and diligent program of exploiting the Licensed Rights whereby public utilization shall result therefrom; and

WHEREAS, MSK is willing to grant a license to LICENSEE on the terms and conditions that follow;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1

“Affiliate” as used herein in either singular or plural means, with respect to a party, any corporation, company, partnership, joint venture or other entity, which directly or indirectly:  (a) Controls, is Controlled by or is under common Control with the specified entity; or (b) both (i) owns, is owned by, or is under common ownership with the specified entity, in whole or in part, and (ii) conducts business under a trade identifier of the specified entity, with the authorization of the specified entity. For purposes of this definition, “Control” of an entity means the direct or indirect ownership or control of at least fifty percent (50%) of the right to direct or cause the direction of the policies and management of such person or entity, whether by the ownership of stock, by contract or otherwise. In any jurisdiction where 50% control is not permitted by applicable law, the “greater than 50%” threshold shall be deemed satisfied by the possession of substantially the maximum percentage allowable in such jurisdiction.  With regard to MSK, “Affiliate” shall include, without limitation, Sloan-Kettering Institute for Cancer Research and the Memorial Hospital for Cancer and Allied Diseases.

1.2

“AGX-A” shall mean the compound N-benzyl-3-(4-isopropoxyphenyl)-3-(2-methoxyphenyl)propan-1-amine and includes pharmaceutically acceptable salts of

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N-benzyl-3-(4-isopropoxyphenyl)-3-(2-methoxyphenyl)propan-1-amine as described in U.S. Provisional Application No. 62/909,036 filed October 1, 2019. ]

1.3

“Confidential Information” shall mean all confidential or proprietary information disclosed by one Party to the other Party relating to and in the performance of this Agreement, including methods or manufacture or use, formulations, clinical data, test results, and research and development plans, whether in oral, graphic, electronic, or any other media or form.

1.4

“Contract Quarter-Year” shall mean the three-month periods ending on March 31, June 30, September 30 and December 31 of each year.

1.5

“Field of Use” shall mean all fields of use.

1.6

“Licensed Know-How” means tangible and intangible technical information, materials, inventions, processes, protocols, procedures, formulations, compounds, compositions, devices, methods, formulae, protocols, techniques, algorithms, software, works of authorship, designs, drawings, results, findings, ideas, concepts, creations, discoveries, developments, techniques, processes, know-how, drawings, designs, specifications, data, content, information, formulas, formulations, algorithms, software, and other technologies or subject matter of any kind, in each case, that are not generally publicly known, that is provided by MSK to LICENSEE.

1.7

“Licensed Rights” shall mean the Licensed Know-How and the Patent Rights.

1.8

“Licensed Product” shall mean:

(i)

AGX-A or its analogs as described in the Patent Rights,

(ii)

any product or material comprising a composition of matter (A) covered by a Valid Claim, (B) made by a process covered by a Valid Claim, (C) used in a manner that is covered by a Valid Claim, (D) the making, use, sale, offer to sell, or importation of which would, but for the license granted herein or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1), infringe one or more Valid Claim, or (E) that embodies, contains, incorporates, uses, or is made through the use of, or was in whole or in part derived from, the Licensed Know-How, and

(iii)

any process (A) covered by a Valid Claim, (B) the use of which would, but for the license granted herein or a statutory exemption such as, but not limited to, that provided by 35 U.S.C. § 271(e)(1), infringe one or more Valid Claim, or (C) that embodies, contains, incorporates, or uses, or was in whole or in part derived from, the Licensed Know-How.

1.9

“Net Sales" means the gross price billed or invoiced on sales of Licensed Products by LICENSEE, its Affiliates, or Sublicensees, less:

(a)

Freight expense (actual), including insurance, to the extent it is not charged

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to or reimbursed by the customer;

(b)

Cash discounts actually granted and deducted solely on account of sales of Licensed Products;

(c)

Rebates actually paid to individual or group purchasers of Licensed Products that are solely on account of the purchase of such Licensed Products;

(d)

Credits issued for returns of Licensed Products recalled or not accepted by customers; and

(e)

Taxes (including, but not limited to sales, value added, consumption and similar taxes) actually incurred, paid or collected and remitted to the relevant tax authority for the sale or Licensed Products.

Total deductions permitted above shall not exceed 10% of gross sales.

No deductions shall be taken or permitted in calculating Net Sales that depend or are based in whole or in part on the sale or purchase of any product or service that is not a Licensed Product, including without limitation for the practice commonly known as “bundling.”

1.10

"Patent Rights" shall mean:

(a)

The U.S. and ex-U.S. patents and patent applications listed in Exhibit A;

(b)

U.S. and ex-U.S. patents that issue from or claim priority to any application listed in Exhibit A, but not including claims in continuation-in-part applications or patents except to the extent provided in (c) below;

(c)

Claims in continuation-in-part applications or patents described in (b) above to the extent that such claims are entitled to priority to patents or patent applications listed in Exhibit A; and

(d)

Any reissues or re-examinations of patents described in (a), (b), or (c) above.

1.11

“Royalty Term” shall mean, on a Licensed Product-by-Licensed Product basis and country-by-country basis, the period from the Effective Date to the later of:  (a) expiration of the last Valid Claim embracing such Licensed Product; (b) expiration of any market exclusivity period granted by law with respect to such Licensed Product; or (c) fifteen (15) years from the first commercial sale in such country.

1.12

"Royalty Year" shall mean each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement.  For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

1.13

“Sublicensee” means any person or business entity to which LICENSEE has granted a sublicense of the Licensed Rights.

1.14

“Term” shall mean the term of this Agreement, which will commence on the Effective Date and expire upon LICENSEE’s satisfaction of all obligations hereunder following the expiration of the last Royalty Term for any Licensed Product, unless earlier terminated pursuant to the Article 16 of this Agreement.

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1.15

“Territory” shall mean worldwide.

1.16

“Valid Claim” shall mean an issued and unexpired claim or a pending claim within the Patent Rights, that shall not have been irretrievably withdrawn, cancelled, or disclaimed, nor been held invalid or unenforceable by a court or other appropriate agency of competent jurisdiction in an unappealable decision.

ARTICLE 2 - GRANT

2.1

License Grant.  In consideration of LICENSEE’s satisfaction of all its obligations hereunder, MSK hereby grants to LICENSEE a license to make, use, sell, offer for sale, and import Licensed Products in the Field of Use in the Territory under its Licensed Rights, together with the right to sublicense as provided in Article 3.  Such license shall be the exclusive as to the Patent Rights, except as provided in sections 2.2 and 2.3 below, and nonexclusive as to the Licensed Know-How.

2.2

Reserved Rights.  Notwithstanding anything in this Agreement to the contrary, MSK shall have the right to (i) use the Patent Rights for research purposes and care of patients of MSK, its Affiliates, its network facilities, and clinical trial sites that are participating with MSK in a multicenter clinical trial, and (ii) permit others at academic, government, and not-for-profit institutions to use the Patent Rights in the course of research or in clinical trials being conducted jointly with MSK.

2.3

U.S. Government Rights.   All rights granted herein are subject to rights of the United States pursuant to 35 U.S.C.  § 200 et seq. and implementing regulations and agreements.

2.4

No Implied Rights.   MSK reserves all rights not expressly granted in the Agreement. The licenses granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise, and it is understood that practice of the full scope of the Licensed Rights may not be possible absent the grant of a license to patents not included in the Licensed Rights.

ARTICLE 3 - SUBLICENSES

3.1

LICENSEE may grant sublicenses (and may amend sublicenses) only upon prior written consent of MSK, which will not be unreasonably withheld, conditioned or delayed.  To request such consent, LICENSEE shall provide MSK with a complete, unredacted copy of the proposed sublicense agreement (or amendment) and any associated agreements between it and sublicensee.   LICENSEE shall also promptly provide MSK with full executed copies of such agreements.  All such documents shall be deemed Confidential Information of LICENSEE.

3.2

Any sublicense shall by its terms bind the Sublicensee to all provisions of this Agreement that by their terms are capable of performance by a sublicensee, including without limitation the restrictions, limitations, and obligations of Articles

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2, 4, 6, 9, 10, 12, 13 and Sections 7.5, 11.3, 11.4, 18.1, and 18.2, and shall provide that MSK is a third-party beneficiary.   Any breach by a Sublicensee shall be considered a breach by LICENSEE.

3.3

LICENSEE shall promptly provide MSK with a copy of any notice of breach, termination, or the like sent to or received from a Sublicensee.

ARTICLE 4 - DILIGENCE

4.1

(a)

LICENSEE shall use best efforts to (i) bring Licensed Products to market through a thorough, vigorous and diligent program for exploitation of the Licensed Rights, and (ii) continue active, diligent marketing efforts for Licensed Products throughout the Term.

Without limiting the foregoing, LICENSEE shall meet the following milestones:

i.

Raise $1.5M within eighteen (18) months of the Effective Date and an additional $2.5M within thirty-six (36) months of the Effective Date in dilutive or non-dilutive financing to fund pre-clinical and clinical development of Licensed Products.

ii.

Have a pre-IND meeting with the US Food and Drug Administration (FDA) within twelve (12) months of the Effective Date

iii.

Submit an IND for a Licensed Product to the US FDA within thirty (30) months of the Effective Date of the License Agreement

iv.

Initiate a Phase I trial of a Licensed Product within thirty-six (36) months of Effective Date of the License Agreement

In the event LICENSEE fails to achieve any of the milestones above, MSK may treat such failure as a material breach in accordance with Section 16.5; provided that MSK and LICENSEE will negotiate in good faith and agree upon a reasonable extension for such milestone if LICENSEE’s failure to meet its obligations, in MSK’s reasonable judgment, is due to circumstances that LICENSEE could not reasonably have avoided and LICENSEE can demonstrate that it has made best efforts to meet such milestone. Such circumstances may include technical difficulties or delays in preclinical or clinical studies or regulatory processes.

(b)

LICENSEE shall give MSK written notice and evidence within thirty (30) days of the achievement of each of the above specific diligence obligations.

(c)

Within sixty (60) days of the Effective Date, LICENSEE shall provide to MSK a detailed business plan for the development of the Licensed Rights, including, for example, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Licensed Rights for a three (3) year period, with MSK’s input, to the extent necessary, which shall be annexed hereto and made part of this Agreement as Exhibit B.  LICENSEE shall provide similar reports to MSK annually, on each anniversary of the Effective Date, to relay updates and status

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information on LICENSEE's business, research and development progress, including projections of activity anticipated for the next reporting year.

(d)

LICENSEE shall be solely responsible, at its sole cost and expense, for securing any necessary governmental or regulatory approvals for development, manufacture, and sale of Licensed Products.  LICENSEE shall advise MSK, through annual reports described in Section 4.1(c) above, of its program of development for obtaining said approvals.  MSK and LICENSEE contemplate entering into a separate agreement, in compliance with relevant MSK policies, under which MSK and LICENSEE may work together on regulatory filings related to the Licensed Product.

4.2

If LICENSEE is the subject of a demand, notice, inquiry, or inspection report by a governmental authority or certification agency in relation to any Licensed Product that (i) by its terms directs or contemplates, or may reasonably be expected to require or relate to, suspension or cessation of manufacturing, sale, development, or marketing of Licensed Products efforts, (ii) concerns a recall or potential recall of Licensed Products, (iii) concerns a loss of life or material issue of safety, or (iv) may reasonably be expected to prevent LICENSEE’s compliance with its diligence obligations, then LICENSEE shall provide a copy to MSK without delay and keep MSK reasonably apprised of its response.

ARTICLE 5 - PAYMENTS

5.1

For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to MSK, in the manner hereinafter provided:

(a)

Equity: In partial consideration of MSK entering into this Agreement, LICENSEE shall issue equity to MSK as follows:

(i)

On the Effective Date, 150,000 shares of LICENSEE’s common stock; and

(ii)

On the day of IND submission to the US FDA for a Licensed Product, an additional 250,000 shares of LICENSEE’s common stock

(b)

Running royalties: LICENSEE, its Affiliates, or Sublicensee shall pay to MSK a royalty in an amount equal to two- and one-half percent (2.5%) of Net Sales.  If LICENSEE is required to take a license under any third party patents to make, use, sell, offer for sale, or import Licensed Products then thirty three percent (33%) of payments for such license (a “Third Party Payment”) may be offset from the royalty payments due MSK (if applicable) for the corresponding Royalty Year, provided that in no event shall the royalties paid to MSK be reduced by more than fifty percent (50%) of the base royalty rate.

(c)

License maintenance fees and annual minimum royalties:  LICENSEE shall pay to MSK license maintenance fees and annual minimum royalty payments, due on each anniversary of the Effective Date, starting four (4) years after the Effective Date, as follows:

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(i)

Ten thousand dollars ($10,000) due and payable on the fourth (4th) anniversary of the Effective Date;

(ii)

Twenty-five thousand dollars ($25,000) per year, due and payable on the fifth (5th) anniversary of the Effective Date and on every subsequent anniversary of the Effective Date until first commercial sale of a Licensed Product;

(iii)

One hundred thousand dollars ($100,000) per year, due and payable on each anniversary of the Effective Date after first commercial sale of a Licensed Product.  Such annual minimum royalty payments may be credited against the running royalty payments required in Section 5.1(b) above for the same Royalty Year.

(d)

Development and regulatory milestone payments:

Within thirty (30) days of the occurrence of any of the following milestones, LICENSEE shall notify MSK of LICENSEE’s, its Affiliate’s or a Sublicensee’s achievement of such milestone and pay to MSK the applicable milestone payment:

(i)

Fifty thousand dollars ($50,000) upon initiation of the first Phase 2 clinical trial of a Licensed Product;

(ii)

One hundred and fifty thousand dollars ($150,000) upon initiation of the first Phase 3 clinical trial of a Licensed Product;

(iii)

One million dollars ($1,000,000) on submission of a New Drug Application (NDA) to the US FDA for a Licensed Product;

(iv)

Five million dollars ($5,000,000) on approval of an NDA by the US FDA for a Licensed Product;

(v)

One million dollars ($1,000,000) on regulatory approval of an NDA or foreign equivalent by the competent regulatory authority for a Licensed Product, in each of the following countries: The United Kingdom, France, Germany, Spain, Italy and Japan

The above development and regulatory milestone payments are payable regardless of whether the milestones are achieved by or on behalf of Licensee, an Affiliate, a Sublicensee or other third party.

(e)

Sublicensing Income:

For purposes of this Agreement, “Non-Royalty Sublicensing Income” shall mean any consideration received by LICENSEE from a Sublicensee, in a transaction or series of transactions in consideration for the grant of a sublicense, including without limitation any up-front fees, milestone payments, and other income not calculated as a running royalty on Net Sales.  LICENSEE will pay to MSK the respective percentage set forth below of any Non-Royalty Sublicensing Income.

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TIME AT WHICH SUBLICENSE WAS GRANTED	PERCENTAGE OF NON-ROYALTY SUBLICENSE INCOME PAYABLE TO MSK
Between the Effective Date and the initiation of a Phase 1 clinical trial of a Licensed Product	35%
After the initiation of a Phase 1 clinical trial of a Licensed Product, during the Term of this Agreement	10%

If LICENSEE receives from any Sublicensee anything of value in lieu of cash payments in fulfillment of payment obligations of any sublicense agreement, LICENSEE shall pay MSK its share as required above based on the fair market value of such payment, or if elected by MSK shall divide the consideration, if it is divisible, as for example, in the case of equity.

5.2

Payment terms: Payments shall be payable thirty (30) days after they are due, paid in United States dollars in New York, NY, or at such other place as MSK may reasonably designate consistent with the laws and regulations controlling in any foreign country.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank on the last business day of the Contract Quarter-Year reporting period to which such royalty payments relate.

5.3

Interest: LICENSEE shall pay to MSK interest on any amounts not paid when due at the rate established by the New York CPLR for prejudgment interest in the case of breach of contract.

5.4

Tax withholding:  Payments shall be made in full, without deduction or withholding for wire transfer fees or currency exchange fees.  The parties will cooperate to prevent or minimize the need for any withholding, and at the request of LICENSEE, MSK will provide LICENSEE with documents evidencing its tax status in the United States.  Any withholding or other tax that is required by law to be withheld with respect to payments owed by LICENSEE shall be deducted by LICENSEE from such payment prior to remittance, and paid over to the relevant taxing authorities when due.  LICENSEE shall promptly furnish MSK evidence of any such taxes withheld and of payment thereof, and MSK shall seek to obtain the release of any such withheld amounts from the taxing authority.  At MSK’s request, LICENSEE shall provide MSK with reasonable assistance to release the withheld amount to MSK.  If the full withheld amount is not released to MSK within eighteen (18) months of the payment date, then LICENSEE shall pay to MSK the amount that is still withheld, and entitlement to receive such withheld amount from the pertinent taxing authority shall be assigned from MSK to LICENSEE (or paid over to LICENSEE by MSK if the taxing authority releases it directly to MSK).

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5.5

Data transfer: Within thirty (30) days of the Effective Date and subject to the confidentiality requirements herein, MSK shall provide to LICENSEE a copy of all scientific data and results generated in the laboratory of Dr. Robert Benezra and directly related to the Patent Rights, including the invention disclosure submitted by the inventors to MSK’s Office of Technology Development.  Such information shall be considered MSK Know-How.  LICENSEE shall reimburse MSK for any costs associated with transfer of data and/or Know-How during the Term, if applicable.  Such transfer may be governed by a separate data transfer agreement containing budget, timelines and other details to be negotiated by the Parties.

5.6

Other agreements:  The Parties agree that any remaining preclinical research or any clinical trials of Licensed Products in the future will be performed under a separate agreement, such as a service agreement, sponsored research agreement, or clinical trial agreement, each to be negotiated separately, with appropriate market-rate compensation and in compliance with all relevant MSK policies.

ARTICLE 6 - REPORTS AND RECORDS

6.1

LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to MSK hereunder.  Said books and records shall include, but not be limited to: Invoice registers and original invoices, product sales analysis reports, accounting general ledgers, sub-license and distributor agreements, price lists, contracts for the sale of Licensed Products, product catalogs and marketing materials, audited financial statements and/or income tax returns, sales tax returns, inventory and production records and shipping documents.  Said books and records shall be maintained for a period of no less than five (5) years following the period to which they pertain.   Such records shall include original data files used to prepare the submitted royalty reports For the term of this Agreement, and at least annually, MSK or its agents shall have the right upon reasonable written notice to inspect such books and records for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.  Such inspections shall be during normal working hours of LICENSEE.  Should such inspection lead to the discovery of a discrepancy greater than five percent (5%) or of fifty thousand dollars ($50,000), in reporting to MSK’s detriment, for any twelve (12) month period, LICENSEE shall pay the full cost of such audit plus interest as provided for late payments.

If the audit determines an error that is due to a misinterpretation of the license agreement language or if the error results from the application of an incorrect accounting or clerical methodology, MSK and or their agents shall be entitled to correct such errors for the period of time that the statute of limitations of the governing state allows.  Any additional royalties due from the correction of errors from the prior periods will be subject to interest as provided for late payments.

6.2

Commercialization Reports: LICENSEE, within thirty (30) days of the end of each

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Contract Quarter-Year, shall deliver to MSK true and accurate reports, giving such particulars of the business conducted by LICENSEE and its Sublicensees during the preceding period.

The reports shall include at least the following information, to be itemized per Licensed Product by country of sales origin:

(a)

Product number

(b)

Units sold

(c)

Unit price

(d)

Extended sales dollars

(e)

Royalty rate

(f)

Extended royalty dollars due

(g)

the portion of Net Sales that was received from sublicensees;

(h)

country of sale;

(i)

foreign currency conversion rate; and

(j)

any Non-Royalty Sublicensing Income received in the prior quarter

6.3

With each such report submitted, LICENSEE shall pay to MSK the royalties due and payable under this Agreement.  If no royalties shall be due, LICENSEE shall so report.

6.4

Development and regulatory milestone payments shall be reported and paid when due.

6.5

LICENSEE shall promptly forward to MSK copies of reports received from Sublicensees.

ARTICLE 7 - PATENT PROSECUTION

7.1

Patent Cost Reimbursement. LICENSEE shall reimburse MSK for reasonable out-of-pocket expenses incurred for filing, prosecuting and maintaining Patent Rights (the “Patent Costs”), on the earlier of (i) LICENSEE raising at least $1M in financing; or (ii) the deadline for national phase filings for the MSK filed-patent application (US Provisional application No. 62/909,036) within the Patent Rights (i.e., March 31st, 2022).  After such date, LICENSEE will be responsible for all Patent Costs, unless the Parties agree in writing to any other arrangement with respect to Patent Costs.  Such Patent Costs may be incurred by MSK before or after the Effective Date.  MSK will inform LICENSEE of the amount of Patent Costs incurred as of the Effective Date and the amount of Patent Costs incurred in the preceding twelve (12) months on each anniversary of the Effective date.

7.2

MSK and LICENSEE shall cooperate to prosecute and maintain the Patent Rights in the United States and in such countries as are determined by the Parties, using counsel of MSK’s choice, reasonably acceptable to LICENSEE.  If the Parties disagree on the patent filing and prosecution strategy, the matter will be escalated to senior representatives of each Party for resolution.  If such discussions fail, then the Parties agree to resolve the issue through mediation by a mutually-acceptable, third-party

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intellectual property attorney. . If LICENSEE does not agree to bear the expense of filing patent applications in any countries in which MSK wishes to obtain patent protection, or subsequently does not reimburse MSK for the costs it incurs in filing patent applications in such countries, then MSK may file and prosecute such applications at its own expense and any license granted hereunder shall exclude such countries.

7.3

MSK shall provide LICENSEE with copies of all relevant patent prosecution documentation so that LICENSEE may be informed and to give LICENSEE reasonable opportunity to advise MSK on the continuing prosecution, and LICENSEE agrees to keep this documentation confidential.

7.4

The Parties agree that they share a common legal interest in obtaining valid, enforceable patents and that LICENSEE will maintain confidential all information received pursuant to this Article 7.

7.5

LICENSEE shall not challenge the validity or enforceability of any claim within the Patent Rights and shall cause its Affiliates and Sublicensees to refrain from doing so.   In addition to all other rights and remedies available to MSK for any breach of this provision by LICENSEE, its Affiliates or Sublicensees, in the event that any such challenge is not successful then LICENSEE shall reimburse MSK for all costs and expenses, including but limited to attorneys fees, incurred by MSK as a result of such challenge.

ARTICLE 8 - INFRINGEMENT

8.1

Monitoring:  LICENSEE shall use commercially reasonable efforts to monitor third party infringement of the Patent Rights in the Field of Use.  LICENSEE shall keep MSK timely informed of any activities by LICENSEE in regard hereto.

8.2

Actions:  This Section sets forth the parties’ right of enforcement and defense in relation to the Patent Rights.

(a)

First Right:  LICENSEE shall have the first right, but not the obligation, for the initiation, defense, and management of any adversarial legal proceeding relating to the Patent Rights in the Field of Use and Territory (including without limitation any declaratory judgment action, patent infringement action or opposition) during the Term, and will be responsible for all expenses related thereto.  MSK shall join in any such action, at LICENSEE’s request and expense.

(b)

Secondary Right:  If LICENSEE does not wish to exercise either of the foregoing rights in (a), LICENSEE shall provide MSK with written notice that LICENSEE declines such right, and after receiving such notice, MSK shall have the secondary right to undertake such infringement action or defend against such challenge.

8.3

Cooperation; Settlement:  To the extent either Party conducts any legal

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proceedings in relation to the enforcement or defense of Patent Rights in the Field of Use and Territory, it shall keep the other Party reasonably informed of such proceedings.  The other Party shall reasonably cooperate, at the expense of the requesting party.  In any action conducted by MSK, LICENSEE will join as may be requested by MSK, and in any action conducted by LICENSEE, LICENSEE may affect joinder of MSK if MSK is an indispensible or necessary party under the applicable law.  Notwithstanding anything in this Agreement to the contrary, no settlement, consent judgment, or other voluntary final disposition of any action by LICENSEE that admits or impairs the invalidity, unenforceability, or scope of the Patent Rights may be entered into without the prior written consent of MSK in its sole and absolute discretion.

8.4

Costs and Recoveries:  All costs of any action by either Party to enforce, or to defend against a challenge to, the Patent Rights shall be borne by such party, which shall keep any sums recovered or obtained in connection therewith (whether as damages, reasonable royalties, license fees, or otherwise in judgment or settlement derived therefrom), except that in the case of actions commenced by LICENSEE, the excess of such sums over such costs shall be treated as Net Sales subject to MSK’s rights under this Agreement to collect royalties thereon.  For the avoidance of doubt, LICENSEE may not deduct, from Net Sales any portion of LICENSEE’S costs or expenses related to any investigation, enforcement, defense, judgment or settlement of any such actions.

8.5

Third Party Patents:  In the event LICENSEE is sued for patent infringement or, threatened with such suit, it shall promptly notify MSK.  In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgments and settlements.

Article 9 CONFIDENTIALITY

Each Party agrees that Confidential Information of the other Party disclosed to it or to its employees under this Agreement shall for five (5) years after disclosure:

(a)

be used only in connection with the legitimate purposes of this Agreement;

(b)

be disclosed only to those who have a need to know it in connection with the Agreement; and

(c)

be safeguarded with the same care normally afforded confidential information in the possession, custody or control of the party holding the Confidential Information but no less than reasonable.

(d)

not be disclosed, divulged or otherwise communicated except with the express written consent of the disclosing party.

The foregoing shall not apply when, after and to the extent the Confidential Information disclosed:

(a)

can be demonstrated to have been in the public domain prior to the date of the disclosure; or

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(b)

enters the public domain through no fault of the receiving party; or

(c)

was already known to the receiving party at the time of disclosure as evidenced by written records in the possession of the receiving party prior to such time; or

(d)

is subsequently received by the receiving party in good faith from a third party without breaching any confidential obligation between the third party and the disclosing party; or

(e)

was independently developed, as established by tangible evidence, by the receiving party without reference to information or material provided by the disclosing party; or

(f)

is required to be disclosed for compliance with court orders, statutes or regulations or MSK audits for compliance with such regulatory requirements, provided that prior to any such disclosure to the extent reasonably practicable, the party from whom disclosure is sought shall promptly notify the other party and shall afford such other party the opportunity to challenge or otherwise lawfully seek limits upon such disclosure of Confidential Information.

ARTICLE 10 - INDEMNIFICATION, PRODUCT LIABILITY

10.1

LICENSEE will indemnify, defend and hold harmless (and cause its Sublicensees to so indemnify, defend and hold harmless) MSK and its respective trustees, directors, officers, medical and professional staff, employees, students, and agents and their respective successors, heirs, and assigns (each an “Indemnitee”), against all third party claims and expenses (including legal expenses and reasonable attorney’s fees) arising out of the death of or injury to any person or persons, or out of any damage to property, against any infringement or misappropriation of intellectual property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of Licensed Products hereunder or from a breach by LICENSEE of any of its representations, warranties or obligations under this Agreement, provided however, that LICENSEE will not be obligated to indemnify, defend and hold harmless any Indemnitee against any claim, proceeding, demand, expense, or liability to the extent it arises out of, results from, or is increased by MSK’s willful misconduct.  The Indemnitee will promptly give notice to LICENSEE of any claims or proceedings which might be covered by this Section 10.1 and LICENSEE will have the right to defend the same, including selection of counsel and control of the proceedings; provided that LICENSEE will not, without the written consent of the Indemnitee, settle or consent to the entry of any judgment with respect to such third party claims (i) that does not release the Indemnitee from all liability with respect to such third party claim, or (ii) which may materially adversely affect the Indemnitee or under which the Indemnitee would incur any obligation or liability, other than one as to which LICENSEE has an indemnity obligation hereunder.  MSK agrees to cooperate and provide reasonable assistance to such defense at LICENSEE’s expense.  MSK at all times reserves the right to select and retain counsel of its own at its own expense to defend MSK’s interests.

10.2

LICENSEE shall obtain and carry in full force and effect general liability insurance that shall protect LICENSEE and MSK in regard to events covered by Section 10.1

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above.  Such insurance shall be written by a reputable insurance company, shall list MSK as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to MSK prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than two million dollars ($2,000,000) per occurrence with an annual aggregate of five million dollars ($5,000,000) for personal injury, death or property damage.  LICENSEE shall provide MSK with Certificates of Insurance evidencing the same and provide MSK with prior written notice of any material change in or cancellation of such insurance.

ARTICLE 11 – REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

11.1

Representations and Warranties of LICENSEE

A.

LICENSEE hereby represents and warrants to MSK that as of the Effective Date, to its knowledge, the execution and performance of Licensee’s obligations under this Agreement does not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by Licensee to any third party.

b.

Licensee hereby represents, warrants and covenants to MSK that Licensed Products shall be manufactured in all material respects in accordance with applicable federal, state and local laws, rules and regulations, including, without limitation, in all material respects in accordance with all applicable rules and regulations of the FDA.

c.

Licensee hereby represents and warrants to MSK that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

11.2

Representations and Warranties of MSK

a.

MSK hereby represents and warrants to LICENSEE that, as of the Effective Date, to the best of MSK’s knowledge, the execution and performance of MSK’s obligations under this Agreement do not conflict with, cause a default under, or violate any existing contractual obligation that may be owed by MSK to any third party.

b.

MSK hereby represents and warrants to LICENSEE that it is a corporation duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute and deliver this Agreement.

11.3

Disclaimer of Warranties.

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, MSK MAKES NO REPRESENTATIONS, NO WARRANTIES, EITHER EXPRESS OR IMPLIED,

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INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, VALIDITY OF LICENSED RIGHTS, CLAIMS ISSUED OR PENDING OR THAT THE MANUFACTURE, SALE OR USE OF THE LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

11.4

Limitation of Damages.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS OF ANTICIPATED PROFIT, FROM ITS PERFORMANCE OR NONPERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

ARTICLE 12 - COMPLIANCE WITH LAW

12.1

It is understood that MSK is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency.   MSK neither represents that a license shall not be required nor that, if required, it shall be issued.

12.2

LICENSEE shall in all respects conduct its activities under this Agreement, and shall cause its Affiliates and Sublicensees to conduct their activities under this Agreement, in full compliance with all controlling laws and regulations.

12.3

LICENSEE shall to the extent required by law substantially manufacture in the United States any Licensed Product to be sold in the United States.

12.4

To the extent required by law, or if the failure to mark would reduce the rights of MSK or LICENSEE to enforce the Patent Rights against infringers, LICENSEE shall mark, and shall cause its Affiliates and Sublicensees to mark, any Licensed Products with the appropriate Patent Rights.

ARTICLE 13 – NON-USE OF NAMES

Neither Party shall use the name of the other Party, nor of any of their employees, nor any adaptation thereof, in any press release, advertising, promotional or sales literature without prior written consent obtained from the other Party in each case. MSK requires that press releases are submitted for MSK’s review at least eight (8) business days before the planned publication date. However, in the case of sensitive public information or other exigent circumstances MSK will make

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reasonable efforts to complete such review in an expedited manner.  During and after the term of this Agreement, neither Party shall utilize or register any trademark, service mark, tradename, or other trade identifier of the other Party, or that contains (in whole or in part) or is confusingly similar to the foregoing, or is a translation of any of the foregoing, without the prior express written consent of the other Party. Notwithstanding the above, each Party may freely disclose in the ordinary course of business (but not in a press release, except with prior approval) that it has entered into this Agreement.

ARTICLE 14 – PUBLICATION

LICENSEE recognizes and accepts that under MSK’s mission as an academic medical center, MSK and its investigators must have a meaningful right to publish without LICENSEE’s approval or editorial control. MSK reserves the right to publish the scientific findings from research related to Licensed Rights and clinical use of Licensed Products.  If any proposed publication (e.g., manuscript, abstract or other public disclosure), contains Confidential Information of LICENSEE or its Affiliates or Sublicensees, MSK will submit the abstract or manuscript to LICENSEE at least sixty (60) calendar days before public disclosure thereof, and LICENSEE shall have the right to review and comment upon the proposed public disclosure in order to protect such Confidential Information and the patentability of any inventions disclosed therein. Upon LICENSEE's request, public disclosure shall be delayed up to thirty (30) additional calendar days to enable MSK to secure adequate intellectual property protection of any patentable subject matter contained therein that would otherwise be affected by the publication.

ARTICLE 15 - ASSIGNMENT

No party may assign or delegate any or all of its rights or obligations under this Agreement, or transfer this Agreement, without the prior written consent of the other party, except that (a) either party shall have the right to assign any of its rights, delegate any of its obligations, or transfer this Agreement without such consent (i) to an Affiliate or (ii) as part of a merger or acquisition, and (b) MSK may without consent of LICENSEE freely assign all or any portion of the payments due under this Agreement to a Third Party.  Any assignment by LICENSEE shall bind its assignee to all provisions of this Agreement, including without limitation those concerning dispute resolution (choice of law, choice of forum, and consent to jurisdiction in New York).  Any assignment, delegation or transfer by any party without the consent of the other party shall be void and of no effect.

ARTICLE 16 - TERMINATION

16.1

Term.  The term of this Agreement is the Term (as defined in Article 1).

16.2.

Bankruptcy or Cessation/Enjoinder of Business. MSK may terminate this Agreement upon written notice to LICENSEE if:  (a) LICENSEE becomes insolvent; (b) a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for thirty (30) days; (c) LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for

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LICENSEE, and LICENSEE does not return to solvency before the expiration of a thirty (30) day period; (d) LICENSEE ceases to do business; or (e) if the enactment of any law, decree, or regulation, or the issuance of any order (including, but not limited to, an injunction), by any governmental authority renders it impracticable or impossible for LICENSEE to perform any of its obligations hereunder.

16.3

Nonpayment. If LICENSEE fails to pay MSK fees, royalties, ongoing patent expenses or other amounts payable hereunder, and such payments remain past due for more than sixty (60) days, MSK shall have the right to terminate this Agreement on sixty (60) days written notice, unless LICENSEE pays to MSK within the sixty (60) day notice period, all fees, royalties and patent expenses, together with any interest due and payable thereon.

16.4

Criminal Activity.  MSK may terminate this Agreement upon immediate written notice to LICENSEE if LICENSEE is convicted in a final judgment of a felony relating to the manufacture, use, or sale of Licensed Products in any jurisdiction where LICENSEE manufactures, uses or sells Licensed Products.

16.5

Breach.  In addition to any other termination right specified in this Agreement, MSK may terminate this Agreement upon sixty (60) days' written notice to LICENSEE, if LICENSEE materially breaches a provision of this Agreement, unless LICENSEE cures any such breach prior to the expiration of the sixty (60) day period.

16.6

Effect on Sublicensees.  All sublicenses, and rights of Affiliates and Sublicensees, will terminate as of the effective date of termination of this Agreement, provided, however, that if at the effective date of termination any Sublicensee is in good standing with regard to its obligations under its sublicense and agrees to assume the applicable obligations of LICENSEE hereunder, then, at the request of the Sublicensee, such sublicense shall survive such termination or expiration of this Agreement and be assigned to MSK; provided, in such case the obligations of MSK to Sublicensee shall not exceed the obligations of MSK to LICENSEE under this Agreement.

16.7

Effect on Licensee.  In the event that LICENSEE terminates this Agreement, LICENSEE agrees that it shall not make any commercial use of the AGX-A compound, whether covered by the Patent Rights or otherwise.  Commercial use, as used in this section, includes, but is not limited to, the manufacture or sale of Licensed Products which include or require the use of the AGX-A compound or its analogs.

16.8

Survival. Upon any expiration or termination of this Agreement, the following shall survive:

(a)

any provision expressly indicated to survive;

(b)

any liability which any Party has already incurred to another Party prior to expiration or termination;

(c)

LICENSEE’s reporting and payment obligations for activities occurring prior to expiration or termination, and MSK’s audit rights; and

(d)

Articles 9, 13, 17, and 18, and Sections 7.5, 10.1, 16.6, 16.7, and 16.8.

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ARTICLE 17 - NOTICES AND OTHER COMMUNICATIONS

Except for payments, each notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of MSK:

Memorial Sloan Kettering Cancer Center

Office of Technology Development

If by mail:

1275 York Ave., Box 524

New York, NY 10065

If by courier:    600 Third Avenue, 16th floor

New York, NY 10016

Attn:  Vice President, Technology Development

Tel:  1-212-639-6181 (not for notice)

With copies to:

Memorial Sloan Kettering Cancer Center

Office of General Counsel

If by mail:

1275 York Ave.

New York, NY 10065

If by courier:    1275 York Ave.

New York, NY 10065

Attn:  General Counsel

Tel:  1-212-639-5800 (not for notice)

In the case of LICENSEE:

 AngioGenex, Inc.

If by mail:

425 Madison Ave Ste 902

New York, NY 10017

If by courier:    425 Madison Ave Ste 902

New York, NY 10017

Attn:  Vice President, General Counsel

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ARTICLE 18 - MISCELLANEOUS PROVISIONS

18.1

Governing law.  This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without giving effect to any choice/conflict of law principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was filed or granted.

18.2

Jurisdiction.  The state and federal courts located in New York County, New York, shall have exclusive jurisdiction of any claims or actions between or among the parties arising out of or relating to this Agreement, and each party consents to venue and personal jurisdiction of those courts for the purpose of resolving any such disputes.

18.3

Severability.  Except to the extent a provision is stated to be essential, or otherwise to the contrary, the provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

18.4

Waiver.  The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

18.5

Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

18.6

Force Majeure.  Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six months.  For clarity, a failure to obtain funding shall not constitute a force majeure event.

18.7

Entire Agreement.  This Agreement, including its attachments and exhibits (which attachments and exhibits are incorporated herein by reference), constitutes the entire understanding among and between the parties with respect to the subject matter hereof, and supersedes all prior agreements and communications, whether written, oral or otherwise. This Agreement may only be modified or supplemented

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in a writing expressly stated for such purpose and signed by the parties to this Agreement.

18.8

Relationship between the Parties.  The relationship between the parties under this Agreement is that of independent contractors.  Nothing contained in this Agreement shall be construed to create a partnership, joint venture or agency relationship between any of the parties. No party is a legal representative of any other party, and no party can assume or create any obligation, liability, representation, warranty or guarantee, express or implied, on behalf of another party for any purpose whatsoever.

18.9

Construction and Interpretation.  Words (including defined terms) denoting the singular shall include the plural and vice versa.  The words “hereof”, “herein”, “hereunder” and words of the like import when used in this Agreement shall refer to this Agreement as a whole, and not to any particular provision of this Agreement.  The term “include” (and any variant thereof), and the giving of examples, shall not be construed as terms of limitation unless expressly indicated by the context in which they is used.  The headings in this Agreement shall not affect its interpretation.  Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies provided by law or otherwise.  Each of the parties has had an opportunity to consult with counsel of its choice.  Each provision of this Agreement shall be construed without regard to the principle of contra proferentum.  If any provision of this Agreement is held to be invalid or unenforceable the validity of the remaining provisions shall not be affected. The parties shall replace the invalid or unenforceable provision by a valid and enforceable provision closest to the intention of the parties when signing this Agreement.  This Agreement was negotiated, and shall be construed and interpreted, exclusively in the English language.

[signature page to follow]

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IN WITNESS WHEREOF, authorized representatives of the parties have signed and dated this Agreement below.

LICENSEE AngioGenex, Inc. By: /s/ Michael Strage Name: Michael Strage Title: V.P./General Cousel Date: January 28, 2020	MEMORIAL SLOAN KETTERING CANCER CENTER By: /s/ Gregory Raskin, MD Gregory Raskin, MD Vice President, Technology Development Date: January 28, 2020

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Exhibit A – Licensed Rights

Patent Rights

•

US provisional application No. 62/909,036, filed October 1, 2019

•

MSK’s interest in US provisional application No. 62/629,063, filed September 15, 2019

Know-How

Data and results, from the laboratory of Dr. Robert Benezra at MSK, included in the following publication: A Small-Molecule Pan-Id Antagonist Inhibits Pathologic Ocular Neovascularization. Wojnarowicz PM et al., Cell Reports, 2019 Oct 1;29(1):62-75

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Exhibit B

Development Plan

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